UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2024

Acrivon Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41551	82-5125532
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Arsenal Way, Suite 100 Watertown, Massachusetts	02472
(Address of Principal Executive Offices)	(Zip Code)

(617) 207-8979

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ACRV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure

On September 14, 2024, Acrivon Therapeutics, Inc. (the “Company”) issued a press release reporting Phase 2 clinical data of ACR-368 in patients with endometrial cancer that the Company presented at the European Society of Medical Oncology (ESMO) Congress 2024 in Barcelona, Spain on September 14, 2024. The press release also announced that the Investigational New Drug application for its next clinical candidate, ACR-2316, has been cleared by the FDA with initial clinical sites now activated, and first-in-human dosing for the Phase 1 study expected in the fourth quarter of 2024. The press release also provided progress updates on the Company’s AP3 Interactome, the Company’s proprietary, computational analytics platform.

On September 14, 2024, the Company hosted a virtual corporate R&D event, where the Company reviewed the ACR-368 clinical data, ACR-2316 updates, and the progress on the Company’s AP3 Interactome platform. The Company also reiterated previous guidance that the Company expects that its existing cash, cash equivalents and investments of $220.4 million as of June 30, 2024, will be sufficient to fund its operating expenses and capital expenditure requirements into the second half of 2026. Copies of the press release and the presentation from the corporate R&D event are attached hereto as Exhibits 99.1 and 99.2 and incorporated by reference into this Item 7.01 of this Current Report on Form 8-K.

The information set forth under Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events

ACR-368 Phase 2 Clinical Data

On September 14, 2024, the Company presented clinical data at ESMO Congress 2024 from its ongoing registrational intent, multicenter Phase 2 trial of ACR-368 in patients with locally advanced or metastatic, recurrent endometrial cancer. The data were based on 35 safety-evaluable subjects, of which 23 (8 OncoSignature-positive and 15 OncoSignature-negative) were efficacy-evaluable with at least one on-treatment scan. The data presented was based on data available from the trial’s electronic data capture system as of July 25, 2024.

A confirmed objective response rate (“ORR”) (RECIST 1.1) of 62.5% (95% CI, 30.4-86.5) was observed in the cohort of prospectively-selected OncoSignature-positive patients who were efficacy-evaluable and who had all progressed on prior anti-PD-1 therapy. All confirmed responders continued to be on treatment and median duration of response had not yet been reached (~6 months at time of data cut-off).

Best overall response in last prior line predominantly progressive disease in confirmed ACR-368 responders.

The data further validated the Company’s AP3-based ACR-368 OncoSignature assay, which is used for prospective patient selection in this registrational intent trial, achieving a clear segregation of responders in the OncoSignature-positive versus OncoSignature-negative arms (p-value = 0.009).

Further evidence of sensitization to ACR-368 by ultra-low dose gemcitabine in a proportion of OncoSignature-negative subjects was observed, with an initial disease control in 8 out of 15 subjects, including 1 confirmed complete response.

Consistent with past trials and earlier reported data, the ACR-368 treatment-related adverse events were limited, predominantly transient, reversible, mechanism-based hematological adverse events, which typically occurred during the first 1-2 cycles of therapy. There was a notable absence of long-lasting myelosuppression, or the typical more severe non-hematological adverse events commonly seen with antibody-drug conjugates and chemotherapy.

ACR-2316 Updates

The Company also announced that the Investigational New Drug application for its next clinical candidate, ACR-2316, has been cleared by the FDA with initial clinical sites now activated ahead of schedule, and first-in-human dosing for the Phase 1 study now expected in the fourth quarter of 2024.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Exhibit Description

99.1	Press Release, dated September 14, 2024

99.2	Acrivon Therapeutics, Inc. Presentation, dated September 14, 2024

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acrivon Therapeutics, Inc.

Dated: September 16, 2024	By:	/s/ Peter Blume-Jensen
	Name:	Peter Blume-Jensen, M.D., Ph.D.
	Title:	Chief Executive Officer and President